UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2025

CONSTELLATION BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 East Broad Street, Rochester, NY 14614
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (585) 678-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	STZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2025 (the “Effective Date”), Constellation Brands, Inc. (the “Company”), Bank of America, N.A., as administrative agent (the “Administrative Agent”), and certain other lenders (the “Credit Agreement Lenders”), entered into a Term Loan Credit Agreement (the “Credit Agreement” and loans made thereunder the “Term Loans”).

The Credit Agreement provides for a delayed draw term loan available in up to two draws in the aggregate principal amount of $500 million. If the Company elects to draw under the Credit Agreement, it intends to use the proceeds of the Term Loans for general corporate purposes, including repayment of indebtedness. The commitments under the Credit Agreement will terminate on the earliest of (i) the date on which such commitments have been fully drawn or terminated pursuant to the terms and conditions set forth in the Credit Agreement, (ii) the second date on which the Term Loans are funded pursuant to the terms and conditions to funding set forth in the Credit Agreement and (iii) November 7, 2025. The Term Loans will mature two years after the date on which the initial borrowing, if any, of the Term Loans occurs.

The Term Loans will bear interest, at the Company’s option, at Term SOFR or Base Rate (each, as defined in the Credit Agreement) plus (i) in the case of Term SOFR Term Loans, a margin ranging from 0.750% to 1.250% per annum based on the Company’s credit rating as determined by Standard & Poor’s Financial Services LLC (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) and (ii) in the case of Base Rate Term Loans, a margin ranging from 0.000% to 0.250% per annum based on the Company’s credit rating as determined by S&P or Moody’s. Unused commitments under the Credit Agreement will incur a ticking fee of 0.080% per annum, which ticking fee will begin to accrue on the date that is 30 days after the Effective Date.

The Credit Agreement also contains certain affirmative and negative covenants that the Company considers customary for facilities of this type and which are consistent with the Company’s existing Eleventh Amended and Restated Revolving Credit Agreement dated as of April 28, 2025 (the “Revolving Facility”). Such covenants include, among other things, restrictions on the incurrence of subsidiary indebtedness, additional liens, mergers and consolidations, transactions with affiliates, and sale and leaseback transactions, in each case subject to numerous conditions, exceptions, and thresholds. Consistent with the Revolving Facility, the Credit Agreement also requires the Company to maintain a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of 2.50:1.00 as of the end of each fiscal quarter and a maximum Consolidated Net Leverage Ratio (as defined in the Credit Agreement and which shall be calculated net of up to $750 million of unrestricted cash and cash equivalents) of 4.00:1:00 with a step-up to 4.50:1.00 with respect to the four fiscal quarters following a Material Acquisition (as defined in the Credit Agreement). The Credit Agreement also contains certain events of default consistent with the Revolving Facility. Upon the occurrence of an event of default after any applicable grace or cure period, any outstanding loans under the Credit Agreement may be accelerated and/or the Credit Agreement Lenders’ commitments may be terminated.

Certain of the Credit Agreement Lenders, the Administrative Agent and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, lending, underwriting and brokerage services, and other financial and advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. The Company and certain of its subsidiaries have, and may in the future, enter into derivative arrangements with certain of the Credit Agreement Lenders and their affiliates. Certain of the Credit Agreement Lenders or their affiliates and affiliates of the Administrative Agent are lenders under certain credit facilities to Sands family investment vehicles that, because of their relationship with members of the Sands family, are in some cases affiliates of the Company. Such credit facilities are secured by pledges of shares of class A common stock of the Company and other credit support from certain members of the Sands family.

The foregoing description of the Credit Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company entered into the Credit Agreement on the Effective Date. See Item 1.01 which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Term Loan Credit Agreement, dated as of May 9, 2025, by and among the Company, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto (filed herewith).*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2025	CONSTELLATION BRANDS, INC.

	By:	/s/ Garth Hankinson
Garth Hankinson
Executive Vice President and Chief Financial Officer